Exhibit 13.1

ChipMOS TECHNOLOGIES INC.

CERTIFICATION

Pursuant to 18 U.S.C. §1350, the undersigned, Shih-Jye Cheng, Chairman and President of ChipMOS TECHNOLOGIES INC. (the “Company”), hereby certifies, to his knowledge, that the Company’s Annual Report on Form 20-F for the year ended December 31, 2022 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

The foregoing certification is being furnished solely pursuant to 18 U.S.C. §1350 and is not being filed as part of the Report or as a separate disclosure document.

Date: April 13, 2023

/s/ Shih-Jye Cheng
Name:	Shih-Jye Cheng
Title:	Chairman and President